Exhibit 2.01

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 10, 2005, by and among DeRemate.com, Inc., a Delaware corporation (the “Seller” or “DR”), S.A. La Nación, a sociedad anonima organized under the laws of Argentina (but solely in its capacity as a guarantor for the performance of the obligations of the Seller, “La Nación”), Hispanoamerican Educational Investments BV, a corporation organized under the laws of Holland (“HEI”), Hammer.com, LLC, a Delaware limited liability company (the “Purchaser”) and Mercadolibre, Inc., a Delaware corporation and solely for purposes to guaranty the obligations of the Purchaser ( “ML”). Seller and La Nación are collectively referred to herein as the “Seller Parties”. The Seller, La Nación and the Purchaser are referred to collectively herein as the “Parties” and each individually as a “Party.”

RECITALS

A. Pursuant to a the terms of a certain Framework Agreement, dated October 28, 2005 (the “Framework Agreement”), by and among ML, La Nación and HEI, on November 10, 2005 (the “Closing Date”) HEI shall be entitled to acquire 3,864,402 Series A Preferred Shares (the “ROFO 2 Shares”) of Seller, which, added to those directly or indirectly held by HEI as of such date shall represent percent 96.97% of the Seller’s total issued and outstanding shares of capital stock. Notwithstanding any of the foregoing, HEI and La Nación shall cause DR to consummate the transactions set forth herein upon the acquisition by HEI of at least 60% of the voting securities in DR, in the aggregate.

B. In accordance with the terms and conditions of the Stockholders Agreement, DR has elected to sell to the Purchaser, the following: (i) all of the issued and outstanding shares of capital stock of each of the subsidiaries of Seller listed on Schedule I to the DR Subsidiary SPA (collectively, the “Subsidiaries”), excluding Deremate Argentina, S.A. (“DRA”) and Deremate.com Chile, S.A. (“DRC”), pursuant to a stock purchase agreement by and among ML, Purchaser. Seller, La Nación (if applicable) and HEI (the “DR Subsidiary SPA”); and (ii) all of the assets of Seller (except for computer servers and software licenses required to operate the DR websites) that are used or useful by DR in connection with its business (other than in Argentina and Chile), including, without limitation, (1) all trademarks used or owned by Seller (other than those relating to DRA and DRC), (2) all domain names used or owned by Seller (other than those relating to DRA and DRC), (3) all the data stored on Seller’s database (other than the data attributable exclusively to DRA and/or DRC), and (4) a proportional number of licenses for the use of any personal computer software used by DR in connection with its business, as determined by the head count of users attributable to each of DR’s subsidiaries, (collectively, the “Purchased DR Assets”), pursuant to the Asset Purchase Agreement.

C. The Seller owns directly or indirectly 100% of the issued and outstanding shares of capital stock in each of the Subsidiaries (but excluding that one share held in DeRemate.com de Venezuela S.A. by “Inversiones Serendipity C.A.” with respect to which HEI shall use its reasonable best reasonable efforts to have such share transferred to the Purchaser).

D. The Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser (1) 100% of the issued and outstanding shares of capital stock or quotas (as applicable) of each of the Subsidiaries (but excluding the one share held in DeRemate.com de Venezuela S.A. by “Inversiones Serendipity C.A.” with respect to which HEI shall make its best reasonable efforts to have it transferred to the Purchaser) (collectively, the “Shares”), and (2) any credit of any of the Subsidiaries in favor of any of DR, DRA, and/or DRC, including, without limitation, all inter-company debt owed by any of the Subsidiaries to any of the Seller or DRA or DRC(colleetively, the “Inter-Company Credits”), for an aggregate purchase price of Ten Million Five Hundred Thousand United States Dollars (U.S.$10,500,000), which shall be payable pursuant to the terms of a certain escrow agreement, dated as of the date hereof (the “Escrow Agreement”), by and among the Purchaser, ML, HEI, La Nación and Hunton & Williams LLP, acting as escrow agent (the “Escrow Agent”) by tendering a certain promissory note (the “Promissory Note”) for a principal amount equal to Ten Million Five Hundred Thousand United States Dollars (U.S.$10,500,000) endorsed by the Escrow Agent on behalf of ML in favor of Seller.

E. Each of the recitals set forth above is hereby incorporated into and shall form an integral part of this Agreement.

NOW, THEREFORE, in consideration of the promises, the respective representations and warranties hereinafter set forth and the respective covenants and agreements contained in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

1. Purchase and Sale of the Shares and the Inter-Company Credits.

(a) At the Closing (as defined below), upon the terms and subject to the conditions set forth herein, (a) the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, (x) all of the Shares and (y) all of the Inter-Company Credits.

2. The Closing.

(a) The closing of the transactions contemplated herein (the “Closing”) shall take place at Klein & Franco Abogados, Av. Leandro N. Alem 1050 4o piso, C1001AAS Buenos Aires, Argentina, on November 10, 2005. The time and day on which the Closing actually occurs is referred to herein as the “Closing Date.”

At the Closing, the Seller shall deliver to the Purchaser (1) If available, certificates evidencing all the Shares of each of the Subsidiaries that have certificated securities, duly endorsed in blank in proper form for transfer, free and clear of all liens, pledges, mortgages, deeds of trust, security interests, claims, charges, options, rights of first refusal or other encumbrances (each, a “Lien” and collectively, “Liens”) of any kind; it is mutually agreed that those existing certificates held by Seller or any other person on its behalf, not available at Closing, shall be delivered to Purchaser or to persons designated by the Purchaser within 7 days after the Closing;

(2) irrevocable power of attorneys to persons designated by the Purchaser to facilitate, cause and register the transfers of the respective Subsidiaries’ certificated or non-certificated Shares to the Purchaser in substantially the form attached as Exhibit A hereto, being it hereby expressly acknowledged that the consequences of all and any acts or omissions by the attorneys there under shall be for the Purchasers benefit and/or at its risk; provided however, Seller shall use its best efforts to cooperate and assist the Purchaser to complete the transactions contemplated herein; (3) all necessary authorizations from DR, DRA and any of the other shareholders of the Subsidiaries to transfer the certificated or non-certificated Shares of that Subsidiary to the Purchaser at Closing or within three (3) business days after request by the Purchaser at any time after the Closing, and (4) all other deliverables that are identified in Section 4 of the Escrow Agreement.

3. Payment. At the Closing, the Escrow Agent (acting on behalf of Purchaser) shall (1) tender and assign (by endorsement) the Promissory Note in favor of the Purchaser.

4. Representations and Warranties of the Purchaser. This Agreement is made by the Seller Parties with the Purchaser in reliance upon the Purchaser’s representations and warranties to the Seller Parties contained in this Agreement, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms. The Purchaser hereby represents and warrants to each of the Seller Parties, as of the date hereof, unless indicated otherwise, as follows:

(a) The Shares to be received by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof such that the Purchaser would constitute an “underwriter” under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or any other U.S. or non-U.S. applicable securities laws.

(b) The Purchaser understands and acknowledges that (i) the sale of the Shares to be purchased by the Purchaser hereunder has not been registered or qualified under the Securities Act or any other U.S. or non-U.S. applicable securities laws, and (ii) such Shares must be held indefinitely unless subsequently registered or qualified under the Securities Act or any other U.S. or non-U.S. applicable securities laws or an exemption from such registration or qualification is available (such as Rule 144 or Rule 144A promulgated under the Securities Act).

(c) The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder.

(d) The Purchaser is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of organization. The Purchaser has requisite corporate power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all requisite corporate action on the part of the Purchaser.

(e) This Agreement has been duly and validly executed and delivered by the Purchaser. This Agreement constitutes a valid and legally binding obligation of the Purchaser enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated (including without limitation endorsement of the Promissory Note by the Escrow Agent in favor of Seller as Consideration for the Shares) hereby will not: (i) result in the breach of, conflict with, constitute a default under, or result in the termination or acceleration of (whether after the filing of notice or lapse of time or both), any agreement, instrument of indebtedness or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which any of its assets is subject, or result in the creation of any Lien upon any of its assets (other than in connection with any financing provided by eBay, Inc. to the Purchaser for purposes of completing the transactions contemplated herein); (ii) violate any provision of the Purchaser’s certificate or agreement of incorporation, by-laws or constituent documents; or (iii) contravene or violate any law, rule or regulation or any order, writ, judgment, injunction or decree to which the Purchaser or any of its assets is subject.

(g) No consent, approval or authorization of, or filing or registration with, or notice to, any governmental authority or any third party on the part of the Purchaser is required in connection with the execution and delivery of this Agreement, or the consummation of any of the transactions contemplated hereby (other than any post-Closing filings that may be required under applicable state or federal securities laws, which will be timely filed within the applicable periods therefore).

(h) Other than as stated in any of the representations and warranties set forth in any of the DR Subsidiary SPA, the APA, and the TSA, the Purchaser expressly disclaims any warranty of merchantability in connection with the transactions contemplated by this Agreement. The Purchaser expressly acknowledges and agrees that it has not relied on any of Seller Parties or any of their respective agents, employees, or other representatives, or any broker or other person representing or purporting to represent Seller Parties in connection with any investment advice or recommendation by any of the foregoing in connection with Purchaser’s purchase of the Shares acquired hereunder.

5. Representations and Warranties of the Seller Parties. This Agreement is made by the Purchaser with each of the Seller Parties in reliance upon such Seller Parties’ representations and warranties to the Purchaser contained in this Agreement, which by the Seller Parties’ execution of this Agreement each of the Seller Parties hereby confirms. Each of the Seller Parties hereby represents and warrants to the Purchaser, jointly and severally, as of the date hereof, unless indicated otherwise, as follows:

(a) Each Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Seller Party has requisite corporate or equivalent power and authority to execute this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each Seller Party has been duly authorized by all requisite corporate action on the part of that Seller Party.

(b) This Agreement has been duly and validly executed and delivered by each of the Seller Parties and this Agreement constitutes a valid and legally binding obligation of each of the Seller Parties enforceable against each of the Seller Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) result in the breach of, conflict with, constitute a default under, or result in the termination or acceleration of (whether after the filing of notice or lapse of time or both), any agreement (including, without limitation, the Fourth Amended and Restated Stockholders Agreement, dated as of March 29, 2005, by and among DR and its stockholders (the “Stockholders Agreement”)), instrument of indebtedness or other obligation to which any Seller Party is a party or by which it is bound or to which its securities or assets is subject, or result in the creation of any lien, encumbrance or claim upon said securities or assets; (ii) violate any provision of the certificate of incorporation or bylaws of any of the Seller Parties; or (iii) contravene or violate any law, rule or regulation or any order, writ, judgment, injunction or decree to which any of the Seller Parties or any of its respective securities or assets is subject.

(d) No consent, approval or authorization of, or filing or registration with, or notice to, any governmental authority or any third party on the part of any of the Seller Parties is required in connection with the execution and delivery of this Agreement, or the consummation of any of the transactions contemplated hereby (other than any post-Closing filings that may be required under applicable state or federal securities laws, which will be timely filed within the applicable periods therefore).

(e) The Seller is directly or indirectly the record owner and the beneficial owner of the Shares. The Seller has good and valid title to all of the Shares, free and clear of any and all Liens of any kind.

(f) Except otherwise stated in this Agreement, the Shares represent 100% of the total issued and outstanding capital stock of each of the Subsidiaries other than DRA and DRC.

(g) Attached hereto as Schedule 5(g)(l) and 5(g)(2), respectively, are the financial statements of the Seller (consolidating the financial results of each of the Subsidiaries dated September 30, 2005 and December 31, 2004, respectively, delivered by the Seller pursuant to Section 4.2 of the Stockholders Agreement to the stockholders of the Seller).

(h) No intercompany debt between any of the Subsidiaries, on the one hand, and any of the Seller or DRA or DRC (as applicable), on the other hand, will be claimed by any of the Seller, DRA or DRC or any other person.

(i) Since the execution date of that certain stock purchase agreement, dated as of October 1, 2005 (the “Group 1 SPA”), by and among the Purchaser, Merrill Lynch Global Emerging Markets Partners, L.P., a Delaware limited partnership, NTV DeRemate Investors, L.P., a Delaware limited partnership, NTV DeRemate Investors II, L.P., a Delaware limited partnership, NAP Acquisition III, L.L.C., a Delaware limited partnership, and DLJ Fund Investment Partners III, L.P. (collectively the “Group 1 Sellers”), through the date hereof, (1) none of HEI, and, to the knowledge of the Seller Parties, no other stockholders of the Seller, has voted its shares in favor of any matter enumerated in Section 5.2 of the Stockholders Agreement and (2) none of HEI’s designees on the board of directors or, to the knowledge of the Seller Parties, any of the other members of the board of directors of the Seller, has voted in favor of any payment or distribution to any employee or officer of the Seller or any of its Subsidiaries that is inconsistent with recent past practice or outside the ordinary course of business other than to those included in Schedule 6(e)(i).

(j) Since the execution date of the Group 1 SPA through the date hereof, HEI, and to the knowledge of the Seller Parties, each of the Group 1 Sellers, have used their reasonable best efforts to cause the management of the Seller to operate the Seller’s (including that of the Subsidiaries) business in the ordinary course consistent with recent past practice.

6. Covenants Post-Closing. Each of the Parties agrees as follows after the date of the Closing:

(a) Each of the Seller Parties shall, and shall cause DR and DRA to, provide full support to complete each of the transactions described in the Framework Agreement, including, without limitation, this Agreement, certain Transition Services Agreement (“TSA”) and the APA (as such term is defined below), including, without limitation, facilitating the transfers of the Shares to the Purchaser and the registration of the transfers of any of the assets acquired by the Purchaser pursuant to the APA with any governmental authorities or any other relevant person.

(b) With respect to any Inter-Company Credit, the Seller shall transfer such Inter-Company Credit to the Purchaser for no additional consideration. Seller and Purchaser shall cooperate in coordinating with their respective advisors to implement such transfer within 30 days after Closing. Each of the Seller Parties, on behalf of themselves and any other person, hereby covenants and agrees not to seek the repayment of any Inter-Company Credit or any other obligation of any of the Subsidiaries to any of DR, DRA or DRC.

(c) Each of the Parties hereby agree that the distribution of any Available Cash (as such term is defined below) shall be made in accordance with the following order of priority:

(i) first, towards the payment of severance obligations and bonuses for the employees of DRA up to a maximum of US$900,000.00 and in accordance with Schedule 6(e)(i) attached hereto; provided however, Seller shall not execute any such payment pursuant to this Section 6(c)(i) in any of the Subsidiaries;

(ii) second, towards (1) the payment of expenses related to the transfer of the Seller’s trademarks, URLs, domain names and the Shares to the Purchaser and (2) if necessary, any payment required to purchase that one share in Deremate.com Venezuela, S.A. held by Inversiones Serendipity C.A.; and

(iii) the remainder, if any, for distribution 50% to the Subsidiaries, and 50% to DRA and DRC; provided, however, that the determination of the cash to be distributed to the Subsidiaries, DRA and DRC (as applicable) shall take into account any costs relating to the expropriation of capital from the jurisdiction of that Subsidiary, DRA or DRC (as applicable) to the United States of America, and such calculation shall be made upon the expiration of the Transition Services Agreement.

For purposes of this Agreement, the term “Available Cash” shall mean any cash held by the Seller in DR, the Subsidiaries, DRA and DRC upon the closing of the transactions contemplated by this Agreement and that certain asset purchase agreement, dated as of the date hereof (the “APA”), which is expected to be no less than US$1,000,000, and shall exclude cash collected by, or transferred to, DR at the Closing for payment of any shares of capital stock in DR held by any of the stockholders of DR other than HEI or its affiliates

7. Conditions to Obligation of the Purchaser at the Closing. The obligations of the Purchaser to purchase and pay for the Shares at the Closing is subject to the satisfaction (or waiver by the Purchaser) as of the Closing Date of the following conditions:

(a) Subject to the Purchaser’s obligations pursuant to Section l(b) hereof, the Seller shall have complied in all material respects with the provisions of the Stockholders Agreement required to be complied with by it with respect to the transactions contemplated by this Agreement prior to or on the Closing Date.

(b) Seller shall have delivered to Purchaser at the Closing:

(i) if available, certificates evidencing all the Shares of each of the Subsidiaries that have certificated securities, duly endorsed in blank in proper form for transfer, free and clear of all Liens of any kind; provided, however, that if those existing certificates held by Seller or any other person on its behalf, are not available at Closing, the Seller Parties shall deliver such certificates to the Purchaser or to persons designated by the Purchaser within seven (7) days after the Closing;

(ii) irrevocable power of attorneys to persons designated by the Purchaser to facilitate, cause and register the transfers of the respective Subsidiaries’ certificated or non-certificated Shares to the Purchaser (in substantially the form attached as Exhibit A hereto);

(iii) all necessary authorizations from DR, DRA and any of the other shareholders of the Subsidiaries that are necessary to transfer the certificated or non-certificated fixated Shares of that Subsidiary to the Purchaser;

(iv) a written release (in substantially the form attached as Exhibit B hereto) with respect to obligations of DR, and the Subsidiaries, executed by each of the employees included in Schedule 6(e)(i);

(v) Idlers of resignation executed by each of the_directors and officers of the Seller and the Subsidiaries identified on Schedule 7(c) hereto (in substantially the form attached as Exhibit C) hereto; provided, however, it is mutually agreed that those letters of resignation not available at the Closing Date shall be delivered to Purchaser or to any persons designated by Purchaser within seven (7) days after the Closing Date; and

(vi) evidence of the cancellation of powers of attorney of all of the directors and officers of the Subsidiaries that is satisfactory to the Purchaser; provided, however, it is mutually agreed that those cancellations not available at the Closing Date shall be delivered to Purchasers or to any persons designated by Purchaser within seven (7) days after the Closing Date.

8. Survival and Release.

(a) Except for the representations and warranties contained in Section 5(c), 5(e), and 5(f) and 4(e), and 4(f) hereof which shall survive indefinitely, the representations, warranties, covenants and agreements of each of the Parties contained in this Agreement shall survive the Closing for a period of one year. In the event that the Purchaser seeks any remedies or asserts any cause of action to recover any damages sustained by the Purchaser as a result of the breach or alleged breach by any Seller, such damages shall not exceed 100% (one-hundred percent) of the aggregate amounts paid by Purchaser to such Seller pursuant to Section 1 hereof. In the event that a Seller seeks any remedies or asserts any cause of action to recover any damages sustained by a Seller as a result of the breach or alleged breach by the Purchaser, the aggregate of all such damages to be paid to Sellers under this Agreement shall not exceed 100% (one-hundred percent) of the aggregate amounts paid by Purchaser pursuant to Section 1 hereof.

(b) Each of the Seller Parties, on behalf of itself and each of its respective successors and assigns and affiliates, hereby waives, releases and forever discharges the Purchaser and the Subsidiaries and their respective past, present and future officers, directors, employees, agents and servants, attorneys, advisors, professionals and representatives (each only in their respective capacities as such) from any and all claims, obligations, demands, actions. causes of action and liabilities, of whatsoever kind and nature, character and description other than claims, obligations, demands, actions, causes of action other than those arising out of this Agreement.

9. Amendments, etc. This Agreement may not be waived, amended or discharged except by a written instrument duly executed by the Parties.

10. Cooperation. From time to time, as and when reasonably requested by any Party hereto, each of the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to consummate or make effective the transactions contemplated by this Agreement.

11. Binding Effect; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b) This Agreement may not be assigned by any Party without the prior written consent of the Sellers. In connection with any assignment permitted or contemplated by this Agreement, both the assignor and the assignee shall be jointly and severally liable for the obligations of the assignor hereunder.

12. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof. Each of the Parties: (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan in The City of New York, the State of New York, with respect to actions or proceedings arising out of or relating to this Agreement; (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.

(b) Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 16. Nothing contained in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

(c) La Nación hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office at 111 8th Avenue # 13, New York, NY 10011, United States, as its agent to receive and forward on behalf of La Nación and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding relating to this Agreement. Such service may be made by mailing or delivering a copy of such process to La Nación in care of the Process Agent at the Process Agent’s above address, and La Nación hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, La Nación, DRA also irrevocably consents to the service of any and all process in any such action or proceeding by sending copies of such process by mail (by method requiring evidence of receipt) with a second copy to be sent to La Nación by courier at its address specified herein, such service (i) to become effective seven (7) days after such mailing, (ii) will be deemed personal service and will be accepted as such, and (iii) will be valid and binding for all purposes of any such action or proceeding.

(d) THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL OR EQUITABLE PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

13. Expenses. Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own costs and expenses, including, without limitation, any attorneys’ fees or any tax liabilities, incurred in connection with or arising from this Agreement and any of the transactions contemplated hereby.

14. Interpretation. The descriptive headings of the several paragraphs and sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Words in the singular include the plural and vice versa. A reference to any gender shall be deemed a reference to all genders.

15. Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in two or more counterparts, each of which shall be deemed an original.

16. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery:

If to the Seller Parties, to:

Attention: Gonzalo Piñero

Facsimile No.: 54 11 4319 1948

with a copy to:

Klein & Franco, Abogados

Av. L.N.Alem 1050, 4th. Floor, C1001AAS, Buenos Aires,

Argentina.

Attention_ Messrs. Jorge C. Davis/Mariano Ambrosini

Facsimile No.: No.: 54 11 5550 4001

If to Purchaser, to:

MercadoLibre Inc.

Tronador4890 6°Piso

1430 Buenos Aires

Argentina

Attention: Jacobo Cohen Imach – General Counsel

Tel: 54-114-014-8000

Email: jcimach@mercadolibre.com

with a copy to:

Hunton & Williams LLP

1111 Brickell Avenue, Suite 2500

Miami, Florida 33131

Attention: Roberto Pupo, Esq.

or, in each case, at such other address as may be specified in a Notice to the other Parties. Any Notice shall be deemed effective and given upon receipt (or refusal of receipt).

17. Attorneys’ Fees. If any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing Party in a finally judicially determined proceeding shall be entitled to recover from the other Party or Parties all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing Party in connection therewith.

18. No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, each Party acknowledges and agrees that none of the Parties is making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth herein.

19. Entire Agreement. This Agreement, jointly with the Framework Agreement, the Escrow Agreement, the APA, the Promissory Note, and the Transition Services Agreement, is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings, whether oral, written or implied, among the Parties with respect to the subject matter covered hereby. The introductory paragraphs and recitals to this Agreement shall be incorporated herein and shall deemed to be part of this Agreement.

20. Several Liability. The obligations of each Seller hereunder shall be several and not joint with each other Seller and each other Stockholder.

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written,

The Seller Parties:

DEREMATE.COM, INC.

By:	/s/ illegible
Name:
Title:

S.A. LA NACIÓN

By:	/s/ illegible
Name:
Title:

HISPANOAMERICA EDUCATIONAL INVESTMENT BV

By:	/s/ illegible
Name:
Title:

The Purchaser:

HAMMER.COM, LLC

By its sole member MercadoLibre, Inc.

By:	/s/ Marcos Galperín
Name:
Title:

MERCADOLIBRE, INC., but solely to guaranty the obligations of Hammer.com LLC

By:	/s/ Marcos Galperín
Name:
Title:

SCHEDULE 1

List of Subsidiaries

Country	Name

Brazil	EBazar.com.br Ltda.

Colombia	DeRemate.com de Colombia S.A.[1]

Mexico	DeRemate.com de México SA de CV

Peru	DeRemate.com del Perú S.A.

Uruguay	DeRemate.com de Uruguay S.A.

Venezuela	DeRemate.com de Venezuela S.A.

[1]	DeRemate.com de Colombia S.A is a subsidiary of DeRemate.com de Venezuela S.A.

Schedule 5(g)(l)

SELLER’S SEPTEMBER 30, 2005 FINANCIAL STATEMENTS

Schedule 5(g)(2)

SELLER’S DECEMBER 31, 2004 FINANCIAL STATEMENTS

Schedule 6(e)(i)

Severance and Bonus Obligations

Alejandro Oxenford	350,000.00
Guido Grinbaum	150,000.00
Sergio Grinbaum	109,074.00
Ernesto Mendizabal	92,050.00
David Lorie	60,000.00
Juan Pablo Bruzzo	64,341.00
Juan Litovichi	56,357.00
Rosario Zavalia	18,178.00

TOTAL	900,000.00

Schedule 7(c)

LIST OF RESIGNED OFFICERS AND DIRECTORS

EXHIBIT A

FORM OF POWER OF ATTORNEY

IRREVOCABLE POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that for good and valuable consideration the sufficiency of which is hereby acknowledged, Deremate.com, Inc., a corporation duly organized and existing under the laws of the State of Delaware, United States of America, with principal place of business at [                                                                                 ] (hereinafter, the “Company”), by its duly authorized signatory, [                                                                                 ], Secretary of the Company, hereby irrevocably appoints each of Marcos Galperin, Nicolas Szekasy, Jacobo Imach Cohen and John F. Haley, acting jointly or severally, as the Company’s attorney-in-fact (“Attorney-in-fact”), authorizing said Attorney-in-fact to carry out any of the following:

(a) To prepare, sign, execute and deliver, on the Company’s behalf, any consent, public deed, certificate, power of attorney, agreement, document or instrument which, in the Attorney-in-Fact’s sole discretion, is necessary, convenient, or appropriate to consummate, perfect or register, under applicable law, the transfer of the shares of each of the Company’s subsidiaries specified in Exhibit A2 hereto (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), to MercadoLibre, Inc., a Delaware corporation (“ML”) and Hammer.com, LLC, a Delaware limited liability corporation (“Hammer”) and generally, to carry out any such actions and omissions to consummate, on the Company’s behalf, the transactions contemplated in (1) that certain Framework Agreement, dated as of October 28, 2005, by and among HISPANOAMERICAN EDUCATIONAL INVESTMENTS BV, a Dutch company (“HEI”), S.A. LA NACIÓN, a sociedad anonima organized under the laws of Argentina (“La Nación”) and Hammer (in the form attached as Exhibit B, the “Framework Agreement”), (2) that certain Asset Purchase Agreement, by and among Hammer, the Company, La Nación, and HEI (in substantially the form attached as Exhibit C, the “APA”), and (3) that certain Stock Purchase Agreement (the “SPA”), by and among Hammer, the Company and La Nación (in substantially the form attached as Exhibit D, the “SPA”).

(b) To prepare, sign, execute and deliver, on the Company’s behalf, any consent, public deed, certificate, power of attorney, agreement, document or instrument, which in the Attorney- in-fact’s sole discretion, is necessary, convenient or appropriate, to consummate, perfect or register, under applicable law, the transfer of the DR Purchased Assets (as such term is defined in the APA) as further specified in Exhibit E hereto, to Hammer, and generally, to carry out any such actions and omissions to consummate, on the Company’s behalf, the transactions contemplated by the Framework Agreement, the APA and the SPA.

[2]	DRA and DRC to be expressly excluded.

(c) To act as Attorney-in-Fact of the Company concerning the Company’s role as shareholder, member or partner in the Company’s Subsidiaries, expressly empowering said Attorney-in-fact to participate in and vote at any and all ordinary and extraordinary shareholders’, partners or member’s meeting of such companies, with sufficient authority to discuss, approve and vote, and adopt any type of resolution, including, without limitation, approval of financial statements and management of the affairs of any such company, reports, declaration of dividends in cash, stock or in-kind, distribution of profits, nomination, appointment and removal of directors and syndics, amendments to by-laws, increases and reduction of stated capital, issue shares and bonds, approve mergers and spin-offs, sale of assets, and any and all matters which may be submitted to those shareholders’ meetings; sign the minutes of such meetings on behalf of the Company, deposit shares or share certificates or evidence of equity ownership with any such companies for their registration in the Registry of Attendance at meetings and withdraw them; exercise or relinquish preemptive rights, and pay-in shareholders’ capital contributions, call all kinds of meetings, exercise any and all rights of the Company as a shareholder, member or partner at such meetings or any other meeting that may be called at a later date with the same or different agenda, and generally, to perform any and all actions or omissions which are permitted to the shareholders, members or partners by the laws of organization of such Company Subsidiaries and their by-laws, and any other actions that may be convenient or desirable, in the Attorney-in Fact’s sole discretion, in the best interests of the Company; and

(d) To carry out any actions or omissions and to execute and deliver any private and public documents, agreements or instruments as they may be required by applicable law and regulations and which, in the sole discretion of said Attorney-in-fact, may be necessary or convenient to carry out the foregoing powers[, including, without limitation, to appear, on behalf of the Company, strictly in its capacity as stockholder of each of the Company’s Subsidiaries, either as plaintiff, defendant, amicus or in any other role or capacity, before any Federal, National, Provincial, Municipal, county or township judicial or administrative office, agency, branch or courts and is authorized to file complains, claims, counterclaims, petitions and other briefs and appeals, enter into settlement agreements etc. Further, provided, that he Attorney-in-Fact is hereby empowered to appear before any government authorities, branches, agencies, subdivisions or agencies, tribunals or courts, including, without limitation, any Ministry, Secretary, Bureau, Division, Office of Corporations, Municipalities, Commercial Banks, and Public Registry of Commerce (Registro Público de Comercio) or authorities with similar jurisdiction to carry out any and all necessary or convenient actions or omissions, prepare, execute, file and withdraw requests, applications and other forms of petitions, legal instruments and deeds, documents and reports, and to file administrative appeals, be notified of resolutions, accept or appeal them, to establish local domiciles; to make corrections, clarifications; to receive summons and citations; and to perform any such actions or omissions and to execute any such documents, forms and instruments on behalf of the Company as they may be necessary or convenient, in said Attorneys-in-Fact’s sole discretion, in connection with the registration of the transactions contemplated by or referred to in this Power of .Attorney wilh any such authority.

(e) This irrevocable power of attorney shall expire on                                         . The Company acknowledges and agrees that the receipt of the consideration contemplated by the SPA and the APA shall be deemed a vested interest for all legal purposes. This power of attorney shall be governed by the substantive laws of the State of New York, United States of America (without regard to its conflicts of law rules). This power of attorney may be executed in counterparts, each of which shall be a legally binding original.

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IN WITNESS WHEREOF, the Company has caused this power of attorney to be duly executed by its duly authorized officer this 10th day of November, 2005.

DEREMATE.COM, INC.

By:
Name:
Duly authorized signatory

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

I hereby certify that on this      day of November, 2005, personally appeared                                                                                  , the                                          of DEREMATE.COM, INC., a corporation organized under the laws of the State of Delaware, who is personally known to me or who produced the following identification (                                                                                  ), and he acknowledged before me that he executed the foregoing document as his free act and deed as such officer, for the uses and purposes therein mentioned, and that said instrument is the act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and seal in the County and State aforesaid as of this      day of November, 2005.

(Name of Notary)
Notary Public
State of
Commission or Serial No.:

My commission expires:

[Signatures on this document must be acknowledged by a Notary Public and the signatures from the Notary Public must be legalized with the Apostille of the Hague Convention of 1961 or the Consulates of the Countries where it will be used (e.g., Brazil)]

EXHIBIT B

FORM OF RELEASE

EXHIBIT C

FORM OF LETTER OF RESIGNATION